Exhibit 2(k)(1)


                         THE HIGH YIELD PLUS FUND, INC.

                            ADMINISTRATION AGREEMENT



            ADMINISTRATION AGREEMENT, made this 15th day of April, 1998 between THE HIGH YIELD PLUS FUND, INC., a Maryland corporation (the "Fund"), and PRUDENTIAL MUTUAL FUND MANAGEMENT, INC., a Delaware corporation (the "Administration").

                              W I T N E S S E T H :

            WHEREAS, the Fund is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

            WHEREAS, the Fund has retained an investment adviser for the purpose of rendering investment management services and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, the parties agree as follows:

             1. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund as implemented by the Fund's investment adviser pursuant to the terms of the Investment Advisory Agreement between the Fund and said investment adviser, for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

             2. Subject to the supervision of the Board of Directors and officers of the Fund, the Administrator shall provide facilities for meetings of the Board of Directors and shareholders of the Fund and office facilities and personnel to assist the Fund's officers and investment adviser in the performance of the following services:

            (a) oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;

            (b) oversee the maintenance of the books and records of the Fund required under Rule 31a-1(b)(4) under the Investment Company Act;

            (c) arrange for bank or other borrowing by the Fund, pursuant to the investment adviser's determination of the timing, amount and terms of any such borrowing;

            (d) prepare the Fund's federal, state and local income tax returns;

            (e)  prepare  the  financial   information   for  the  Fund's  proxy
            statements and quarterly and annual reports to shareholders;

            (f) pre pare the Fund's periodic financial and other reports to the Securities and Exchange Commission; and

            (g) respond to or refer to the Fund's officers or transfer agent shareholder inquiries relating to the Fund.

All services to be furnished by the Administrator under this Agreement may be furnished through the medium of any directors, officers or employees of the Administrator.

            Each party shall bear all its own expenses incurred in connection with this Agreement.

             3. The Fund will pay the Administrator a monthly fee at the annual rate of .20% of the Fund's average net assets, based on the average weekly net asset value.

             4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of the Fund's assets.

             5. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

             6. This Agreement shall become effective as of the date first written above and shall thereafter continue in effect unless terminated as herein provided. This Agreement may be terminated by either party hereto (without penalty) at any time upon not less than 60 days; prior written notice to the other party hereto.

             7. The services of the Administrator to the Fund hereunder are not exclusive and nothing in this Agreement shall limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

             8. During the term of this Agreement, the Fund agrees to furnish the Administrator at the principal office of the Administrator prior to use thereof all prospectuses, proxy statements, reports to shareholders, or other material prepared for distribution to shareholders of the Fund or the public that refer in any way to the Administrator, and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof, unless prior to such use such material shall have been modified in a manner reasonably satisfactory to the Administrator. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

             9. This Agreement may be amended by mutual written consent.

             10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at One Seaport Plaza, 18th Floor, New York, New York 10292, or (2) to the Fund at One Seaport Plaza,

New York, New York 10292 Attention: President; with a copy of the Fund, c/o Wellington Management Company, 28 State Street, Boston, Massachusetts 02109.

             11. This Agreement solely sets forth the agreement and understanding of the parties hereto with respect to the matters covered hereby and the relationship between the Fund and Prudential Mutual Fund Management, Inc. as Administrator. Nothing in this Agreement shall govern, restrict or limit in any way the other business dealings between the parties hereto other than as expressly provided herein.

             12. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                              THE HIGH YIELD PLUS FUND, INC.

                              By:
                                  ----------------------------------------


                              PRUDENTIAL MUTUAL FUND MANAGEMENT, INC.

                              By:
                                  ----------------------------------------